UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________________________

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

October 28, 2014 (October 27, 2014)

TICC CAPITAL CORP.

(Exact name of registrant as specified in its charter)

Maryland	000-50398	20-0188736
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer Identification No.)
of incorporation)

8 Sound Shore Drive, Suite 255

Greenwich, CT 06830

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (203) 983-5275

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On October 28, 2014, TICC Capital Corp. (the “Company”) issued a press release announcing that TICC Funding, LLC (“TICC Funding”), a special purpose vehicle that is a wholly-owned subsidiary of the Company, entered into a revolving credit facility (the “Facility”) with Citibank, N.A. The Company also announced that it used part of the proceeds from the Facility to redeem all of the $101,250,000 of secured notes previously issued by TICC CLO LLC (“TICC CLO”). A copy of the press release is attached hereto as Exhibit 99.1.

Pursuant to the terms of the credit agreement governing the Facility, TICC Funding has borrowed, on a revolving basis, the maximum aggregate principal amount of $150,000,000. The Facility is secured by a pool of loans initially consisting of loans sold by TICC CLO to TICC Funding, loans sold and contributed by the Company to TICC Funding, and loans purchased by TICC Funding from unaffiliated third parties. The Company may sell and contribute additional loans to TICC Funding from time to time. The Company will act as the collateral manager of the loans owned by TICC Funding, and will retain a residual interest through its ownership of TICC Funding.

Subject to certain exceptions, pricing under the Facility is based on the London interbank offered rate for an interest period equal to three months plus a spread of 1.50% per annum.  Interest on the loans is payable quarterly in arrears. TICC Funding plans to use the net proceeds of the Facility to make investments in new loans, pay fees and expenses incurred in connection with the Facility and make distributions to the Company.

The period during which TICC Funding may request additional borrowings under the Facility will terminate on October 27, 2016. All amounts borrowed under the Facility will mature, and all accrued and unpaid interest thereunder will be due and payable, on October 27, 2017. TICC Funding is required to pay certain fees in connection with the Facility, including a fee on the unused portion of the commitment under the Facility. TICC Funding may prepay any borrowing at any time without a premium or penalty, except that TICC Funding might be liable for certain funding breakage fees if prepayments occur prior to expiration of the relevant interest period. TICC Funding may also permanently reduce all or a portion of the Facility amount from time to time upon payment of a prepayment fee if such reduction occurs prior to October 27, 2016.

In connection with the Facility, TICC Funding has made certain representations and warranties and is required to comply with various covenants, reporting requirements and other customary requirements for similar facilities. The Facility also includes usual and customary events of default for credit facilities of this nature.

The Company will serve as collateral manager to TICC Funding under the credit agreement, which contains customary representations, warranties and covenants applicable to the Company in this capacity. Under the credit agreement, the Company will perform certain collateral management functions, including supervising and directing the investment and reinvestment of TICC Funding’s assets, as well as perform certain administrative and advisory functions.

As part of this transaction, the Company entered into a sale, contribution and master participation agreement with TICC Funding under which the Company sold and contributed certain loans to TICC Funding, and may from time to time sell and contribute additional loans to TICC Funding. The Company has made customary representations, warranties and covenants in the sale, contribution and master participation agreement.

The Bank of New York Mellon Trust Company, National Association will serve as collateral administrator to TICC Funding under a collateral administration agreement. The Company has also made customary representations, warranties and covenants in the collateral administration agreement.

The descriptions of the documentation relating to this transaction contained in this Current Report on Form 8-K do not purport to be complete and are qualified in their entirety by reference to the underlying agreements, attached hereto as Exhibits 10.1 through 10.3 and incorporated into this Current Report on Form 8-K by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits.

Exhibit No.	Description

10.1	Form of Credit and Security Agreement, dated as of October 27, 2014, among TICC Funding, LLC, the lenders from time to time party thereto, Citibank, N.A., The Bank of New York Mellon Trust Company, National Association, and TICC Capital Corp.

10.2	Form of Sale, Contribution and Master Participation Agreement, dated as of October 27, 2014, by and among TICC Capital Corp. and TICC Funding, LLC

10.3	Form of Collateral Administration Agreement, dated as of October 27, 2014, by and among TICC Funding, LLC, TICC Capital Corp. and The Bank of New York Mellon Trust Company, National Association

99.1	Press Release, dated October 28, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	October 28, 2014	TICC CAPITAL CORP.

		By:	/s/ Saul B. Rosenthal
Saul B. Rosenthal
President